Exhibit 5.3

October 31, 2007

Petróleo Brasileiro S.A. - Petrobras
Avenida República do Chile, 65
20035-900 Rio de Janeiro – RJ
Brazil

 Petrobras International Finance Company
Anderson Square Building, P.O. Box 714
George Town, Grand Cayman

Cayman Islands, B.W.I.

Ladies and Gentlemen:

We have acted as special United States counsel to Petróleo Brasileiro S.A. – PETROBRAS, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras International Finance Company, a Cayman Islands company (“PifCo”, and together with Petrobras, the “Companies”), in connection with PifCo’s offering pursuant to a registration statement on Form F-3 (No. 333-139459-01) (the “Registration Statement”) of US$1,000,000,000 aggregate principal amount of PifCo’s 5.875% Global Notes due 2018 (the “Notes”) to be issued under the Indenture dated as of December 15, 2006 among PifCo and The Bank of New York, a New York banking corporation, as trustee (the “Original Indenture”), as supplemented by a First Supplemental Indenture thereto to be dated as of November 1, 2007 (the “First Supplemental Indenture,” and the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”) among PifCo, Petrobras and The Bank of New York, as trustee (the “Trustee”). The Notes will have the benefit of a Standby Purchase Agreement, to be dated as of November 1, 2007 (the “Standby Purchase Agreement”), between Petrobras and the Trustee.

Petróleo Brasileiro S.A. – Petrobras

Petrobras International Finance Company

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Original Indenture;
(b)	a form of the First Supplemental Indenture, including the form of global Note; and
(c)	a form of the Standby Purchase Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of PifCo and Petrobras and such other instruments and other certificates of public officials, officers and representatives of PifCo and Petrobras and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the First Supplemental Indenture, the global Note and the Standby Purchase Agreement have been executed and delivered by PifCo and Petrobras, as applicable, in the forms thereof that we have examined and the global Note has been duly authenticated in accordance with the terms of the Indenture, the Notes will be valid, binding and enforceable obligations of PifCo, entitled to the benefits of the Indenture, and the Standby Purchase Agreement will be a valid, binding and enforceable obligation of Petrobras.

Insofar as the foregoing opinion relate to the validity, binding effect or enforceability of any agreement or obligation of PifCo or Petrobras, (a) we have assumed that PifCo and Petrobras and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to PifCo and Petrobras regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Indenture, the Notes and the Standby Purchase Agreement), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Indenture, the Standby Purchase Agreement or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

Petróleo Brasileiro S.A. – Petrobras

Petrobras International Finance Company

In addition, we note that (a) the enforceability in the United States of the waiver in Section 1.15 of the Indenture by each of PifCo and Petrobras of any immunities from court jurisdiction and from legal process is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976, and (b) the designation in Section 1.15 of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture, the Notes and the Standby Purchase Agreement is (notwithstanding the waiver in Section 1.15 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Legal Matters” as counsel for PifCo and Petrobras who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By     /s/ Francesca Lavin Odell

Francesca Lavin Odell, a Partner